Sent via electronic delivery February 18, 2025 Brie Charles Donohoe Advisory Associates LLC 9801 Washingtonian Blvd, Suite 340 Gaithersburg, MD 20878 RE: Nauticus Robotics, Inc. (Symbol: KITT) Nasdaq Listing Qualifications Hearings Docket No. NQ 6952C-24 Dear Ms. Charles: This is to advise you that we have been informed by Nasdaq Listing Qualifications staff (“Staff”) that Nauticus Robotics, Inc. (the “Company”) has demonstrated compliance with the equity requirement in Rule 5550(b)(1) (the “Equity Rule”), and that the Company is therefore in compliance with the Nasdaq Capital Market’s continued listing requirements. On July 24, 2024, Staff notified the Company that it had determined to delist its securities due to the Company’s failure to meet the minimum bid price requirement in Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Company requested a hearing on July 31, 2024. On August 14, 2024, Staff issued an additional delist determination for the Company’s failure to comply with the market value of listed securities requirement (“MVLS”) in Listing Rule 5550(b)(2), which requires a company to have an MVLS of at least $35 million to qualify for continued listing on Nasdaq, or any of the alternatives in Rule 5550(b). On August 21, 2024, the Company regained compliance with the Bid Price Rule. The Company appeared before a Hearings Panel (the “Panel”) on September 5, 2024, and requested an exception through December 31, 2024, to evidence compliance with the Equity Rule. On September 18, 2024, the Panel granted the Company’s request for an exception through December 31, 2024, to demonstrate equity compliance. On December 30, 2024, the Company requested an extension through the end of the Panel’s discretion, February 10, 2025, to cure its continued listing deficiency. The Panel granted the Company’s extension request on January 8, 2025. On February 10th, Staff confirmed that the Company has demonstrated compliance with the Equity Rule. See the attached compliance worksheet prepared by Staff. Pursuant to its authority under Listing Rule 5815(d)(4)(A), the Panel has determined to impose a Discretionary Panel Monitor for a period of one year from the date of this letter. Should the Company fail to maintain compliance with any continued listing requirement, Staff will issue a Delist Determination Letter and the Company will promptly schedule a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable. The hearing may be oral or written, at the Company’s election. Notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide Staff with a plan of compliance with respect to any deficiency that arises during the monitor period, and Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency. The Hearings Panel will consider the Company’s compliance history when rendering its decision. Should you have any questions, please do not hesitate to contact me at (215) 433-2395. Sincerely, Alejandro Aguayo Hearings Advisor Nasdaq Office of General Counsel